Exhibit (n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-2 of our reports dated February 28, 2019 relating to the consolidated statements of assets and liabilities of Blackrock TCP Capital Corp. and subsidiaries, including the consolidated schedule of investments, as of December 31, 2018 and 2017, the related consolidated statements of operations, cash flows, changes in net assets for each of the three years in the period then ended, financial highlights (in Note 10) for each of the four years in the period then ended, and the related notes and consolidating schedules and statements listed in Index at Item 15(a)  and the effectiveness of BlackRock TCP Capital Corp.'s internal control over financial reporting, appearing in the Annual Report on Form 10-K of BlackRock TCP Capital Corp. for the year ended December 31, 2018, and of our report dated February 28, 2019, relating to the Senior Securities table of BlackRock TCP Capital Corp. appearing elsewhere in this Registration Statement.

We also consent to the reference to us under the headings “Senior Securities”, “Independent Registered Public Accounting Firm”, “Index to Financial Statements”, and “Part C — Other Information” in such Prospectus.

Los Angeles, California
August 16, 2019